EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Moody’s Corporation:

We hereby consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2001 Moody’s Corporation Key Employees’ Stock Incentive Plan of our reports dated February 25, 2013, with respect to the consolidated balance sheets of Moody’s Corporation of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, shareholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which report appears in the December 31, 2012 annual report on Form 10-K of Moody’s Corporation filed with the Securities and Exchange Commission.

/s/ KPMG LLP

New York, New York

November 14, 2013